Exhibit 10.2 - Executive Officer Compensation

     The Board of the Bank, upon the recommendation of the Executive Officer Compensation Committee and at the request of Mr. Wacknitz, approved a reduction in the annual base salary of Stephen H. Wacknitz, CEO/President, from $560,000 to $420,000 effective December 1, 2008.